Exhibit 99.1
Press Release Announcing Results of Operations for the Second Quarter Ended June 30, 2005
For Immediate Release

Investor Contact:	Harry Hagerty, CFO
(702) 262-5003

Media Contact:	Kristi Gooden
Katcher Vaughn & Bailey Communications
(615) 248-8202
Global Cash Access, Inc. Announces Financial Results
(Las Vegas, NV – July 27, 2005) – Global Cash Access, Inc. (“GCA” or the “Company”), a leading supplier of cash access systems and marketing services to the gaming industry, today announced financial results for the quarter and six months ended June 30, 2005.
For the quarter, total revenues were $112.5 million, an increase of 15.1% from $97.7 million recorded in the second quarter of fiscal 2004. Operating income was $21.0 million in the second quarter of 2005, an increase of 40.2% over the same period in 2004. Net income in the second quarter of 2005 was $6.6 million as compared to $214.5 million in the comparable 2004 period. Cash earnings, which reflect the permanent tax benefits resulting from the amortization of “acquired goodwill” were $10.6 million in the second quarter of 2005 as compared to $217.0 million in the second quarter of 2004.
Earnings before interest income, interest expense, income taxes, depreciation and amortization, and minority ownership loss (“EBITDA”) was $24.2 million in the second quarter of 2005 as compared to $18.3 million in the comparable 2004 period, an increase of 31.8%.
EBITDA, Adjusted EBITDA and cash earnings are non-GAAP measures of financial performance. Please see the table at the end of this release for a reconciliation of these items to net income.
Income for the second quarter of 2004 was reduced by approximately $4.1 million of expenses related to a legal settlement and other non-recurring expenses. EBITDA in the second quarter of 2004, adjusted for those expenses, was $22.5 million. Second quarter 2005 EBITDA increased 7.5% from Adjusted EBITDA in the second quarter of 2004.
For the first six months of 2005, revenues were $222.1 million, an increase of 13.9% over the same period in 2004. Operating income was $42.8 million, up 29.7%, and EBITDA was $49.4 million, up 24.0%. Net income was $14.0 million in the first half of 2005 as compared to $228.6 million in the first six months of 2005. Cash earnings for the first six months of 2005 were $21.9 million as compared to $231.1 million in the same period of 2004.
Results in the first half of 2004 were reduced by $6.1 million of non-recurring items. Excluding these items, adjusted EBITDA was $45.9 million. First half 2005 EBITDA increased 7.6% from Adjusted EBITDA in the first half of 2004.
“From a financial point of view, the second quarter of 2005 looked much like the first, which is very gratifying,“ commented Kirk Sanford, President and Chief Executive Officer of GCA. “However, underlying business activity showed an increase in Q2. From a customer perspective, we entered into a first-time contract with Rank Group plc, the largest casino operator in the UK, with the result that we now serve the four largest operators in the UK market. From a product standpoint, we saw increased demand for the 3-in-1 Enabled QuickJack Plus redemption kiosk we have launched with NRT Technology Corporation, and we have received advance orders for our EDITH cashless product from a number of leading casinos in the Las Vegas market and elsewhere.”
Highlights of the Quarter
•	Revenue of $112.5 million, the highest quarterly total ever recorded by the Company.

•	EBITDA of $24.2 million.

•	Signed a contract for cash advance services at all Rank Group plc casinos in the UK.

•	Signed a contract for Central Credit Check Guarantee services at Mohegan Sun

•	Installed eight 3-in-1 Enabled QuickJack Plus redemption kiosks at the new Wynn Las Vegas.

•	Total 3-in-1 Enabled QuickJack Plus installations reached 57 in July 2005

•	Signed contracts with five properties for EDITH
Second Quarter Results of Operations
Total revenues increased 15.1% from $97.7 million in the second quarter of 2004 to $112.5 million in the second quarter of 2005. The following is a comparison of selected revenue components for the second quarter of 2005 to the same period in 2004:
•	Cash advance revenues were up 15.1%, from $50.4 million to $57.9 million. Cash disbursed increased 13.1%, from $1.01 billion to $1.15 billion. The number of transactions increased 5.6%, from 2.2 million to 2.3 million. The average transaction amount increased from $470.15 to $503.85. The average fee increased from 4.96% to 5.05%. Average revenue per transaction increased 9.0% from $23.33 to $25.43.

•	ATM revenues increased 15.8%, from $39.1 million to $45.2 million. The number of transactions increased 11.9% from 13.1 million to 14.7 million. Cash disbursed was $2.45 billion compared to $2.07 billion, an increase of 18.3%. Average revenue per transaction increased 3.4% from $2.97 to $3.07.

•	Check services revenues were $6.7 million, an increase of 18.5%. The face amount of checks warranted increased by 22.3%, from $229.0 million to $280.1 million. The number of check warranty transactions increased 11.1% to 1.2 million. The average face amount per check warranted grew from $214.10 to $235.65, an increase of 10.1%. The average check warranty fee declined from 2.42% to 2.27%. Average check warranty revenue per transaction grew 3.5% from $5.17 to $5.35.

•	Central Credit and other revenues decreased 1.9%, from $2.63 million to $2.58 million. Central Credit and QuikMarketing showed decreases in revenue which were not completely offset by increases in revenue in the other components of revenue in this segment.
Cost of revenues increased 16.3% to $76.1 million from $65.4 million in the second quarter of 2004. Commissions, the largest component of cost of revenues, increased 11.8%. Interchange increased 24.4%, driven by the increase in cash advance volumes as well as higher interchange rates in 2005 compared to the same period in 2004.
Gross margin was 32.3% in the second quarter of 2005 as compared to 33.0% in the second quarter of 2004.
Operating expenses rose to $12.2 million in the second quarter of 2005 from $9.8 million in the second quarter of 2004 (the 2004 figure excludes $4.1 million of non-recurring expenses). The increase was due to an increase in legal expenses, an increase in ATM operating expenses, and costs associated with compliance activities related to Section 404 of the Sarbanes-Oxley Act of 2002.
EBITDA margin was 21.5% in the second quarter of 2005 as compared to 18.8% in the same period of 2004. Adjusted EBITDA margin in the second quarter of 2004 was 23.0%.
Depreciation and amortization expense declined 5.2% from $3.4 million in the second quarter of 2004 to $3.2 million in the second quarter of 2005.
Interest income declined 38.6% from $295 thousand to $181 thousand. Lower average cash balances in 2005 accounted for the decrease. Cash balances were lower in the second quarter of 2005 due to debt reduction payments of $31.5 million made on March 31, 2005.
Interest expense in the second quarter of 2005 was $10.8 million as compared to $10.1 million in the second quarter of 2004. Interest expense related to ATM funding increased $0.5 million as a result of higher borrowing rates in 2005. Interest on the Company’s senior secured credit facilities and senior subordinated notes was $8.6 million in the second quarter of 2005 as compared to $8.4 million in the corresponding 2004 period. Higher rates of interest on the Company’s senior secured credit facilities offset lower average amounts outstanding.
Income tax provision in the second quarter of 2005 was $3.7 million, which reflects an expected annual effective tax rate of 36%. In the second quarter of 2004, the Company realized a net income tax benefit of $209.3 million, principally due to the realization of a significant deferred tax asset upon the conversion to a taxable corporate entity in June 2004.
Balance Sheet
At June 30, 2005, the Company had cash and cash equivalents of $29.0 million. Settlement receivables were $19.8 million and settlement liabilities were $24.2 million.
Total borrowings at June 30, 2005, were $444.0 million, consisting of $209.0 million of outstandings under the Company’s senior secured credit facilities and $235 million face amount of 8 3/4% senior subordinated notes. During the second quarter of 2005, the Company made a $2.8 million mandatory repayment of the term loan component of the senior secured credit facilities.
The Company made investments of $3.1 million and $1.8 million for the six months ended June 30, 2005 and 2004, respectively. Investments in the 2005 period include development of the Central Credit Check Warranty product, additions to the Company’s ATM equipment as well as purchase of 3-in-1 Enabled QuickJack Plus redemption kiosks.
Non-GAAP Financial Information
None of EBITDA, Adjusted EBITDA or cash earnings is a measure of financial performance under United States generally accepted accounting principles (“GAAP”). Accordingly, none of them should be considered a substitute for net income, operating income or other income or cash flow data prepared in accordance with GAAP. The Company believes that EBITDA and cash earnings are widely-referenced financial measures in the financial markets and in the credit markets in particular. The Company believes that referencing EBITDA, Adjusted EBITDA and cash earnings will be helpful to investors. A reconciliation among Adjusted EBITDA, EBITDA, net income and cash earnings is presented elsewhere in this press release.
Adjusted EBITDA for the second quarter of 2004 excludes $4.1 million of legal expenses and other non-recurring operating expenses.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as “going forward,” “believes,” “intends,” “expects,” “forecasts,” “anticipate,” “plan,” “seek,” “estimate” and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation, our belief that certain expenses that we have incurred in the past are non-recurring and our belief that customers are interested in the 3-in-1 Enabled QuickJack Plus redemption kiosk and EDITH cashless gaming kiosk products.
Our beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to events or circumstances that cause to incur expenses that did not expect to recur and product attributes of the 3-in-1 Enabled QuickJack Plus and EDITH products that may not appeal to customers.
The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading “Risk Factors” in Global Cash Access Holdings, Inc.’s registration statement on Form S-1 (No. 333-123514) filed with the Securities and Exchange Commission, and are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.
About Global Cash Access, Inc.
Las Vegas-based Global Cash Access, Inc. (GCA) is a leading provider of cash access systems and related marketing services to the gaming industry. For more information, please visit the Company’s Web site at www.globalcashaccess.com.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES
(FORMERLY GLOBAL CASH ACCESS, L.L.C.)
CONSOLIDATED STATEMENTS OF INCOME
THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004
(amounts in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
REVENUES:
Cash advance	$57,933	$50,352	$114,710	$100,807
ATM	45,217	39,051	88,989	77,382
Check services	6,734	5,682	13,043	11,520
Central Credit and other revenues	2,576	2,626	5,383	5,372

Total revenues	112,460	97,711	222,125	195,081

COST OF REVENUES	76,112	65,443	148,709	130,383

GROSS PROFIT	36,348	32,268	73,416	64,698

Operating expenses	(12,163)	(13,919)	(24,044)	(24,872)
Amortization	(1,295)	(1,410)	(2,659)	(2,849)
Depreciation	(1,932)	(1,995)	(3,884)	(3,964)

OPERATING INCOME	20,958	14,944	42,829	33,013

INTEREST INCOME (EXPENSE), NET
Interest income	181	295	633	589
Interest expense	(10,828)	(10,144)	(21,760)	(13,241)

Total interest income (expense), net	(10,647)	(9,849)	(21,127)	(12,652)

INCOME BEFORE INCOME TAX PROVISION AND MINORITY OWNERSHIP LOSS	10,311	5,095	21,702	20,361

INCOME TAX PROVISION	(3,712)	209,245	(7,813)	208,082

INCOME BEFORE MINORITY OWNERSHIP LOSS	6,599	214,340	13,889	228,443

MINORITY OWNERSHIP LOSS	44	122	94	122

NET INCOME	$6,643	$214,462	$13,983	$228,565

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES
(FORMERLY GLOBAL CASH ACCESS, L.L.C.)
RECONCILIATION OF ADJUSTED EBITDA TO EBITDA,
EBITDA TO NET INCOME AND NET INCOME TO CASH EARNINGS
THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004
(amounts in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Adjusted EBITDA	$24,185	$22,498	$49,372	$45,883

Minus:
Non-recurring expenses	—	(4,149)	—	(6,057)

EBITDA	24,185	18,349	49,372	39,826

Minus:

Depreciation	(1,932)	(1,995)	(3,884)	(3,964)
Amortization	(1,295)	(1,410)	(2,659)	(2,849)
Interest expense	(10,828)	(10,144)	(21,760)	(13,241)
Income tax provision	(3,712)	209,245	(7,813)	208,082

Plus:
Interest income	181	295	633	589
Minority ownership loss	44	122	94	122

Net Income	6,643	214,462	13,983	228,565

Plus:
Tax benefits of acquired goodwill amortization	3,972	2,512	7,944	2,512

Cash Earnings	$10,615	$216,974	$21,927	$231,077

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